Exhibit 99.3

Chart Industries, Inc. Announces Pricing of Offering of Senior Secured Notes and Senior Unsecured Notes

Atlanta, Georgia – December 8, 2022—Chart Industries, Inc. (NYSE: GTLS) (“Chart”) announced today that, it has priced its previously announced offering of $1,460,000,000 aggregate principal amount of 7.500% senior secured notes due 2030 (the “Secured Notes”) at an issue price of 98.661% and $510,000,000 aggregate principal amount of 9.500% unsecured notes due 2031 (the “Unsecured Notes,” and together with the Secured Notes, the “Notes”) at an issue price of 97.949%. The offering is expected to close on December 22, 2022, subject to customary closing conditions.

Chart intends to use the proceeds from the offering, together with the proceeds from the previously announced offerings of common stock and depositary shares and borrowings under a new term loan B facility, to fund the previously announced acquisition of Howden and pay all associated costs and expenses.

The Notes will be fully and unconditionally guaranteed, jointly and severally, by each of Chart’s wholly owned domestic subsidiaries that guarantee its senior secured credit facilities. The Secured Notes will be secured by first-priority liens on all of the assets that secure Chart’s and the guarantors’ obligations under Chart’s senior secured credit facilities.

This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy the Notes. No offer, solicitation or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful. Any offers of the Notes will be made only by means of a private offering memorandum.

The Notes were offered and will be sold in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act. The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States or to, or for the benefit of, U.S. persons absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy the Notes. No offer, solicitation or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful. Any offers of the Notes will be made only by means of a private offering memorandum.

FORWARD-LOOKING STATEMENTS

Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning Chart’s business plans, including statements regarding anticipated acquisitions, future cost synergies and efficiency savings, objectives, future orders, revenue, margins, earnings, performance or outlook, business or industry trends and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “indicators”, “outlook,” “guidance,” “continue,” “target,” or the negative of such terms or comparable terminology.